Exhibit 99.1

For Immediate Release

Contacts:
Inspire Pharmaceuticals, Inc.	EURO RSCG Life NRP
Jenny Kobin	Mark Vincent (212) 845-4239
Senior Director, Investor Relations
(919) 941-9777, Extension 219

INSPIRE ANNOUNCES PUBLIC OFFERING OF COMMON STOCK

DURHAM, NC – November 10, 2004 – Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today that it has agreed to sell 2.2 million shares of common stock to Deutsche Bank Securities Inc. In addition, Inspire has granted Deutsche Bank Securities an option to purchase up to an additional 330,000 shares to cover over-allotments. Closing of the offering is expected to occur on November 15, 2004.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. A final prospectus supplement and accompanying prospectus relating to the offering may be obtained, when available, by sending a request to Deutsche Bank Securities via facsimile at (212) 468-5333.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing novel prescription products for diseases with significant unmet medical needs. Inspire has significant technical and scientific expertise in the therapy areas of ophthalmology and respiratory and is a leader in the field of P2 receptors which are important drug targets in various therapeutic areas, including ophthalmology, respiratory disease, cardiovascular disease and pain. Inspire’s specialty sales force promotes Elestat™ and Restasis®, ophthalmology products developed by Inspire’s partner, Allergan, Inc.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue and earnings expectations, intellectual property rights and litigation, competitive products, results of clinical trials, the need for additional research and testing, delays in manufacturing, funding and the timing and content of decisions made by regulatory authorities, including the United States Food and Drug Administration. Further information regarding factors that could affect Inspire’s

4222 Emperor Boulevard, Suite 200  •  Durham, North Carolina 27703

Telephone 919.941.9777  •  Fax 919.941.9797

results is included in Inspire’s filings with the Securities and Exchange Commission. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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4222 Emperor Boulevard, Suite 200  •  Durham, North Carolina 27703

Telephone 919.941.9777  •  Fax 919.941.9797